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                                   EXHIBIT 11
                               KMART CORPORATION
                INFORMATION ON COMPUTATION OF EARNINGS PER SHARE

($ Millions, except per share data)                                                         13 Weeks Ended
                                                                                    -------------------------------
                                                                                      April 28,          April 29,
                                                                                        1999               1998
                                                                                    ------------        -----------
I.  Basic earnings per common share:
      (a) Net income                                                                $         67        $        47
                                                                                    ============        ===========

      (b) Weighted average common shares outstanding                                       494.1              489.7
                                                                                    ============        ===========

       Basic earnings per common share:
       Net income (a)/(b)                                                           $       0.14        $      0.10
                                                                                    ============        ===========


II. Earnings per common and common equivalent share assuming dilution:

       Income from operations                                                       $         67        $        47
       Add:  Dividends Preferred Stock, Net                                                   13                 13
                                                                                    ------------        -----------

       (c) Net income                                                               $         80        $        60
                                                                                    ============        ===========

       Weighted average common shares outstanding                                          494.1              489.7
       Weighted average trust convertible preferred securities outstanding                  66.7               66.7

       Stock Option Dilution Activity                                                        6.3                5.9
                                                                                    ------------        -----------

       (d) Application common shares, as adjusted                                          567.1              562.3
                                                                                    ============        ===========

       Diluted earnings per common and common equivalent share:

       Net income (c)/(d)                                                           $       0.14        $      0.11
                                                                                    ============        ===========
                                                                                                            (1)

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result.